UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 9, 2014

KEATING CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-53504	26-2582882
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5251 DTC Parkway, Suite 1100 Greenwood Village, CO 80111
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (720) 889-0139

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2014, Frederic M. Schweiger and Brian P. Alleman announced to Keating Capital, Inc. (the “Company”) that they will not stand for re-election to the Board of Directors at the 2014 annual meeting of stockholders (the “2014 Annual Meeting”).  The decisions by Messrs. Schweiger and Alleman to not stand for re-election to the Board of Directors at the Annual Meeting were not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.  Messrs. Schweiger and Alleman will each continue to serve on the Board of Directors until his successor is duly elected and qualified.  Mr. Alleman will also continue to serve as a member of the Company’s Audit Committee and Nominating Committee and as the chairman of the Valuation Committee until such time as he is no longer a director of the Company.

Two new directors have been nominated for election to the Board of Directors at the 2014 Annual Meeting.

Item 8.01  Other Events.

Proposed Transaction

The members (the “Members”) of Keating Investments, LLC (the “Adviser”), the investment adviser to the Company, have agreed to sell 100% of the issued and outstanding equity interests of the Adviser (the “Proposed Transaction”) to BDCA Adviser, LLC (“BDCA Adviser”), pursuant to a purchase agreement dated April 14, 2014.  Upon the closing of the Proposed Transaction, the Adviser will become a wholly-owned subsidiary of BDCA Adviser.

As a result of the expected change of control of the Adviser in connection with the Proposed Transaction, an assignment of the current amended and restated investment advisory and administrative services agreement between the Company and the Adviser (the “Existing Advisory Agreement”) under the Investment Company Act of 1940, as amended (the “1940 Act”), is expected to occur.  This assignment will automatically terminate the Existing Advisory Agreement in accordance with its terms as required by Section 15 of the 1940 Act.

In order for the Adviser to continue to serve as the Company’s investment adviser upon the closing of the Proposed Transaction, the stockholders of the Company must approve a new investment advisory and administrative services agreement between the Company and the Adviser (the “New Advisory Agreement”), as discussed below.

If approved by the stockholders of the Company, the New Advisory Agreement will be executed on behalf of the Company and become effective upon the closing of the Transaction.  The closing of the Proposed Transaction is conditioned on, among other things: (i) the approval of the New Advisory Agreement by the Company’s stockholders at the Annual Meeting; (ii) the change of the Company’s name to BDCA Venture, Inc., as discussed below; and (iii) certain senior officers of the Adviser entering into employment agreements with the Adviser.  If the conditions to closing are satisfied, the parties to the Proposed Transaction anticipate that the closing will take place as soon practicable after the Annual Meeting.

A copy of the Company’s press release dated April 15, 2014, is attached as Exhibit 99.1 and is incorporated herein by this reference.

New Investment Advisory and Administrative Services Agreement

The 1940 Act requires that the New Advisory Agreement be approved by both a majority of a company’s “non-interested” directors and “a majority of its outstanding voting securities,” as such terms are defined under the 1940 Act.  On April 9, 2014, the Board of Directors, including a majority of “non-interested” directors, approved the New Advisory Agreement, and believes it to be in the best interests of the Company and its stockholders.  The stockholders of the Company will be asked to approve the New Advisory Agreement at the 2014 Annual Meeting.

If approved by the required majority of the Company’s stockholders, the New Advisory Agreement will become effective upon the closing of the Proposed Transaction.

The terms and conditions of the New Investment Advisory Agreement will be identical with respect to all material terms and conditions of the Existing Advisory Agreement, and the investment advisory fees under the New Advisory Agreement will remain the same as the investment advisory fees under the Existing Advisory Agreement.

Timothy J. Keating, Kyle L. Rogers and Frederic M. Schweiger, the current members of the Adviser’s Investment Committee, will continue to manage the day-to-day operations of the Company and will remain employed with the Adviser pursuant to employment agreements.  The Adviser’s Investment Committee will be expanded to include two additional members, who are also officers of BDCA Adviser.

Additionally, as a result of the Proposed Transaction, at least 75% of the Company’s Board of Directors must be comprised of “non-interested” directors, as required under the 1940 Act.  Accordingly, the Company’s stockholders will be asked to vote at the 2014 Annual Meeting on the election of five director nominees, which, if elected by the Company’s stockholders at the 2014 Annual Meeting, will satisfy the 75% non-interested director requirement.

Name Change

On April 9, 2014, the Board of Directors also approved the change of the Company’s name to “BDCA Venture, Inc.,” subject to and effective upon the closing of the Proposed Transaction.  Upon closing of the Proposed Transaction, the trademark license agreement between the Company and the Adviser for the Company’s use of the “KEATING” name will terminate.

2014 Annual Meeting and Proxy Statement

At the 2014 Annual Meeting, the Company’s stockholders will be asked to consider and vote upon: (i) the election of five director nominees (including two new director nominees), and (ii) the approval of the New Advisory Agreement.  A proxy statement for the 2014 Annual Meeting, containing additional details regarding the director nominees, the Proposed Transaction, and the New Advisory Agreement, will be provided to the Company’s stockholders and filed with the SEC.  Although no specific date has been set for the 2014 Annual Meeting, the Company currently expects the 2014 Annual Meeting to be held in early to mid-June.

Item 9.01  Financial Statements and Exhibits.

(a)  Not applicable.

(b)  Not applicable.

(c)  Not applicable.

(d)  Exhibits.

Exhibit No.	Description
99.1	Press Release dated April 15, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 15, 2014	KEATING CAPITAL, INC.

		By:	/s/ Timothy J. Keating
Timothy J. Keating
President and Chief Executive Officer

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